Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of ChoicePoint Inc. (which report on the consolidated financial statements expresses an unqualified opinion and contains an explanatory paragraph related to the January 1, 2006 adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”, and the December 31, 2006 adoption of SFAS No. 158, “Employer Accounting for Defined Pension and Other Post Retirements Benefit Plans”) and our report dated February 27, 2007 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of ChoicePoint Inc. for the year ended December 31, 2006.

Atlanta, Georgia

May 14, 2007